EXHIBIT 99.1

Gaming Technologies, Inc., in Partnership with Big Bola Casinos, to Launch Vale.mx, a New Branded Online Casino and Sports Betting Platform in Mexico

- Gametech will Share Revenue with Big Bola Casino under an operation agreement for vale.mx -

NEW YORK, NY / ACCESSWIRE / March 25, 2021 / Gaming Technologies, Inc. (OTC PINK:GMGT) ("Gametech"), a software platform provider and casino and sports betting game developer, announced today the launch of www.vale.mx, a regulated online casino and sports betting site in Mexico.

Gametech has partnered with Big Bola Casinos, one of the largest licensed land-based casinos in Mexico. Vale.mx will operate under Big Bola's existing SEGOB license. Big Bola is one of only 14 operators legally authorized to offer legal betting and online casino services in Mexico.

Vale.mx has more than 500 of the best new online premium casino games available, which can be enjoyed both on mobile or via desktop. Players can receive generous promotions and play live roulette and blackjack, or the amazing high-definition slots from leading software providers such as NetEnt, Microgaming, Pragmatic Play, Evolution and exclusive new ones such as Matrix Studios.

Gametech will be responsible for player acquisition, promotion, and retention for Vale.mx. Under the terms of the partnership, the parties will share revenue generated by Vale.mx. The partners aim is to become a significant player in Mexico's online gaming market in the short term and ultimately one of the market leaders.

Commenting on the announcement, Jason Drummond, founder and CEO of Gametech, stated, "We are thrilled to partner with Big Bola Casinos on the launch of our new online casino and sports betting platform, Vale.mx. The spread of COVID19 has accelerated the demand for online gambling and we believe Vale.mx is positioned to become one of the leading online casinos and sports books in Mexico."

Big Bola Casino's Director of Operations, Emilio Quiros, commented, "Mexico is the leading gaming market in Latin America and is also ranked as the 12th largest market worldwide. The timing is ideal to launch Vale.mx and offer a fresh, exciting online platform featuring many of the newest, most innovative online casino games. We look forward to a long and mutually beneficial partnership with Jason Drummond and his team at Gametech."

Mexico is regarded as one of the fastest growing gaming markets and benefits from being the only market next to the United States to offer legal limited casino gaming. ResearchAndMarkets.com recently issued a report stating the global online gambling market size is expected to reach USD 127.3 billion by 2027, registering a CAGR of 11.5% from 2020 to 2027. According to studies, Mexico has around 55.8 million players, who spent approximately 1.6 billion USD in 2018 and 1.8 billion USD in 2019.

About Big Bola Casinos

Big Bola Casinos is a private company with a Mexico government gaming license granted by the Ministry of Interior to operate 24 casinos throughout Mexico as well as online casino platforms. Big Bola currently operates 20 casinos throughout Mexico. Its casinos have become true entertainment centers for adults, thanks to the wide variety of electronic games, sports betting, live gaming tables and bingo halls. Beyond gaming, Big Bola properties are among Mexico's most exciting places to celebrate, relax and enjoy. The Company has a partnership with Gaming Technologies, Inc. for the successful operation of a regulated interactive online casino and sports betting site in Mexico, www.vale.mx. For more information, visit www.bigbola.com.

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About Gaming Technologies, Inc.

Gaming Technologies ("Gametech") develops games, leverages leading third-party games, and operates a B2B gaming platform to enable land-based casinos, consumer brands and media company partners to rapidly leverage a branded online gambling presence. The Company creates unique games, leveraging best-in-class third-party games and provide the ultimate gaming platform to help its international partners in regulated markets leverage online gambling presences while putting players first. In partnership with Big Bola Casinos, Gametech owns www.vale.mx, a regulated online casino and sports betting site in Mexico. For more information, visit www.gametech.com.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company's planned online machine learning platform, the Company's business plans, any future commercialization of the Company's online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions, among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company's filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Jason Drummond, CEO
jd@gametech.com

Investor Contact:

The Del Mar Consulting Group, Inc.
Bob Prag, President
(858) 794-9500
bprag@delmarconsulting.com

SOURCE: Gaming Technologies, Inc.

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